Confidential & Privileged Information

Purchase, Distribution & Services Agreement

This Agreement ("Agreement") is made as of the 24th day of August, 2009 (the "Effective Date"), by and between: BluwoodUSA, INC., a Delaware Corporation organized under the laws of Delaware and with its chief executive offices located at 4357 Cowing Rd., Lakewood, N.Y. 14750 ("BluwoodUSA") and ECOBLU PRODUCTS, Inc., a Nevada corporation with its chief executive offices located at 909 West Vista Way, Vista California 92083 ("EcoBlu"). This agreement replaces all prior agreements related to the subject matter herein.

RECITALS

A. BluwoodUSA is the assigned owner of valuable technical data and intellectual property for a protective coating (the " Product," as defined with greater particularity below) to be used primarily as a factory applied Covered Structure wood component products protective coating utilized within a covered structure when constructing residential or commercial buildings, and designed primarily for protecting covered structure wood component products from: (a) excessive moisture; (b) mold fungus growth; and (c) rot fungi decay; and (d) structural damage caused by common wood ingesting insects including termites.

B. BluwoodUSA manufactures the Product and has use of (owner of trademarks and registered trademarks) related to the Product. BluwoodUSA desires to enter into an agreement for sales, marketing and distribution rights for the Product to EcoBlu.

C. EcoBlu desires to obtain exclusively: (a) a supply of the Product, (b) use of the technical data, intellectual property and other information relating to the Product, and (c) use of the Marks, together with certain distribution, marketing and sales rights with respect to the Product and all modifications thereof as more fully set forth herein while this agreement is in effect. E. BluwoodUSA is willing to grant the rights desired by EcoBlu on the terms and conditions set forth in this Agreement.

F. The Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

Now, therefore, in consideration of the covenants contained herein and other good and valuable consideration, BluwoodUSA and EcoBlu (each a "Party" and together the "Parties") hereby agree to the following:

TERMS AND CONDITIONS
1. Definitions. The following terms shall have the following meanings for the	purposes of
this Agreement:

1.1. "Information" means knowledge and data of any kind, whether or not in tangible form. "Confidential & Privileged Information" means Information other than Trade Secrets disclosed by one Party (the "Disclosing Party") to the other Party (the "Receiving Party"), which the Disclosing Party does not wish to be made public and which is not required by law to be publicized, provided that the Disclosing Party exercises reasonable efforts to designate the Information as Confidential & Privileged Information, including by marking any such Information disclosed in tangible form to the Receiving Party marked with the legend, “Confidential & Privileged” Information of [Name of Disclosing Party]” or words of substantially similar import, and the specific written designation of any such information disclosed orally as “Confidential & Privileged” in a writing delivered to the Receiving Party at the time of disclosure or within ten (10) days thereafter. For purposes hereof, the existence and terms of this Agreement are Confidential & Privileged Information.

1.2. "Intellectual Property" means any and all now known or hereafter known tangible and intangible: (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) Trade Secret rights; (d) patents, designs, algorithms and other industrial property rights; (e) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated) (including logos, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise; and, (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

1.3. "Technology" means all available Information and Intellectual Property (other than Marks) relating to the Product for protecting wood framing, roof and floor truss, roof and floor decking and wall sheathing and all other above-ground contact Covered Structure wood framing component products from reasonable moisture, mold fungus growth, rot fungi decay and structural damage by common wood ingesting insects including termites, together with all additions improvements or extensions thereof.

1.4. "Product" means the product or products more specifically identified on Exhibit A annexed hereto and any improvements or modifications thereof now or hereafter developed, manufactured or sold by BluwoodUSA in commercial quantities for the protection of Covered Structure wood component products while this Agreement is in effect.

1.5. "Trade Marks" means all trade names, trademarks, service marks, logos and other designations relating to the Product, as listed on Exhibit B annexed hereto and any other such trade names trademarks, service marks, logos or other designations used by BluwoodUSA during the term of this Agreement.

1.6. “Protected Manufacturing Territory/Locations” means:

Territories in the United States and Mexico are as follows:

California, Oregon, Washington State, Idaho, Utah, Montana, Wyoming, Nevada, Arizona, Texas, New Mexico and Hawaii. The entire country of Mexico

Territories of British Columbia and Alberta Canada will be exclusive to EcoBlu as follows: If EcoBlu is successful with the execution and setup of a company owned, affiliate, subsidiary or customer owned coating facility in either territory within 120 days of the date of execution of this agreement, EcoBlu will be granted the exclusive manufacturing (application) rights for that territory not including OEM accounts. For the purposes of this Agreement the successful setup of a coating facility is defined by having application equipment in place, operational and coating activities underway. If EcoBlu is not successful in securing a coating facility within the specified period then the territories of British Columbia and Alberta Canada will be limited to the below group of identifiable customers only: Jager, Nascor, Weyerhaeuser, Ainsworth, Luxor, AcuJoist/Acutruss, Igloo building products, All Span, Zytek, All-Fab building Components, Tolko.

The following group of customers may be added after 9 months at the sole discretion of BluwoodUSA if the above exclusivity requirements have not been satisfied: Canfor, West Fraser LVL, Taiga.

Non-exclusive OEM accounts throughout Canada: EcoBlu is given the non-exclusive right to pursue OEM accounts throughout all provinces in Canada provided they are not being actively pursued by BluwoodUSA or any other party that BluwoodUSA has authorized or has knowledge of. Information regarding clients who are regarded as actively pursued will be provided upon request.

1.7. "Trade Secrets" means technical and non-technical Information disclosed to the EcoBlu by or on behalf of BluwoodUSA during the term of this Agreement or prior thereto that derives economic value, actual or potential, from not being generally known to other persons who could obtain economic value from the disclosure or use thereof, and that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy 1.8. "Person" means any individual, partnership, joint venture, corporation, limited liability company or other corporate entity, association, syndicate, pool, union, trust estate, or government or agency or subdivision thereof, but it shall not include either Party to this Agreement.

1.9. "Product Warranty" means BluwoodUSA Perfect Barrier System, Residential and Commercial "CoveredStructure" Warranty attached as Exhibit F to this Agreement. 1.10. "Equipment Application Technology" means all available Information and Intellectual Property (other than Marks) relating to and necessary to the application of the Product through application equipment and apparatus, approved for use and which has been specifically developed by EcoBlu.

1.11. “Covered Structure” means any wood, roof and floor truss, roof/floor/wall sheathing products, and other structural wood framing component products utilized when building a residential or commercial structure that are protected from exterior weather conditions.

1.12. “Derivative Products” means any wood, roof and floor truss, roof/floor/wall sheathing products and all other structural wood framing component products in which the Products has been applied.

1.13. “CSO” means Coating Service Only for application of the Product to covered structure wood component products.

2.	Intellectual Property.

2.1.	Ownership of Technology, and Marks. EcoBlu acknowledges that BluwoodUSA is the sole owner of the sales, marketing and distribution rights for the Technology and the Marks and that EcoBlu shall have no right, title, or interest therein or thereto other than the rights to such Technology and Marks in the manner and to the extent prescribed in this Agreement or otherwise approved by BluwoodUSA.

2.2. No Implied Licenses. Each Party shall exclusively own its own Intellectual Property and neither Party will have any claim or right to the Intellectual Property of the other by virtue of this Agreement except as otherwise provided herein. Neither Party will take any action or make any claim to any Intellectual Property belonging to the other Party, whether during the term of this Agreement or thereafter, which is inconsistent with this Section 2. No right or license shall be implied by estoppel or otherwise, other than the rights and licenses expressly granted in this Section 2.

2.3. Right to Use Technologyand Marks .

(a) Grant. Subject to the provisions of this Section 2.3, BluwoodUSA hereby grants to EcoBlu, for the term of this Agreement, certain rights within the Manufacturing Territory/Locations, to (i) to make, use, and sell a treatment service only for the application of the Product to Covered Structure wood component products; (ii) to make, use, sell and have sold Covered Structure wood components that have been protected with Product (iii) use the Marks in connection with the foregoing and (iv) to ship treated product in accordance with (i), (ii) and (iii) above into another territory which is not within the Manufacturing Territory/Locations of EcoBlu. During the term of this Agreement, the foregoing rights shall be for factory applied application of Product to wood, roof and floor trusses, roof/floor/wall sheathing products and all other structural wood framing component products utilized within a Covered Structure used in building residential and commercial buildings to protect wood component products against moisture, mold fungus growth, rot fungi decay and common wood destroying insects including termites while the Agreement is in effect.

(b) Initial Disclosure . Bluwood USA will deliver and communicate the Technology to EcoBlu as necessary to enable EcoBlu to exercise its rights under the Agreement set forth in Section 2.3(a) hereof. BluwoodUSA will provide EcoBlu with sufficient technical support to ensure that EcoBlu may promptly commence use of the Product and Technology pursuant to the Agreement.

(c) Transfer of Rights. EcoBlu may not sell, assign, encu mber or transfer the rights granted in this Agreement and any or all other rights of the EcoBlu under this agreement, without BluwoodUSA advanced written approval and acceptance of all terms and conditions of any sale, assignment or transfer by EcoBlu and acceptance of all terms and conditions of this Agreement by new EcoBlu. Notwithstanding the foregoing, EcoBlu may transfer rights under this Agreement to an affiliate of EcoBlu without prior written approval of BluwoodUSA. Affiliate for this purpose shall be defined as a corporation or other entity controlled by EcoBlu or which entity is more than fifty percent (50%) under common control with EcoBlu.

(d)	Notice of Unauthorized Use. In the event either Party becomes aware of any actual or threatened commercially material infringement or use of the Technology or Marks that Party shall promptly notify the other Party and provide it with full details.

(e)	EcoBlu agrees and covenants that at no time will the EcoBlu engage in, be party to, or assist other persons in any form of Product chemical analysis, reverse engineering or component breakdown for the purpose of determining or evaluating Proprietary Information (as defined below) about the Product.

2.4. Use of Marks.

(a) Protection of BluwoodUSA Goodwill. In order to protect the goodwill of BluwoodUSA and EcoBlu and to maintain uniform standards of operation to establish and promote broad recognition of BluwoodUSA products and trademarks for the mutual benefit of BluwoodUSA and EcoBlu. EcoBlu shall adhere to uniform and reasonable rules, regulations, methods, procedures, programs, policies, processes, requirements, and standards ("Quality Standards"), relating to the application, promotion, advertising and marketing of the Product as prescribed by BluwoodUSA from time to time.

(b) BluwoodUSA’s Approval. EcoBlu shall include the Marks and state BluwoodUSA as trademark owner in all promotional and advertising materials relating to the Product.

(c) Quality Control. BluwoodUSA shall provide EcoBlu with BluwoodUSA Quality Standards for specifications, composition, and quality in respect of the use of the Technology as are in force from time to time. EcoBlu shall institute appropriate procedures and policies and will abide by in all the material respects to such Quality Standards therefore provided by BluwoodUSA to EcoBlu, a copy of which is attached hereto as Exhibit E. EcoBlu shall permit inspections of its application process and materials to which Product are applied by a BluwoodUSA and/or BluwoodUSA’s appointed third party inspection service without prior notice to EcoBlu, during normal business hours, at EcoBlu’s treatment facility(s) so that BluwoodUSA may determine that the application of the Product performed by the EcoBlu meets such written standards of composition, specifications, and quality as specified by BluwoodUSA. BluwoodUSA is authorized by EcoBlu to secure a third-party inspection services from a party approved by BluwoodUSA, the frequency of which shall be determined by BluwoodUSA on a reasonable basis. EcoBlu shall pay up to $500.00 per month for such third party testing for each manufacturing location.

(d) BluwoodUSA’s Rights to Change Marks and Trade Name. EcoBlu specifically agrees that if BluwoodUSA is required by law to change the Marks (in whole or in part), BluwoodUSA shall have the right to substitute or alter such mark or other identifying device as is legally necessary and such substituted or altered mark(s) be deemed Marks for purposes of the Agreement; (e) Notice of Infringement. EcoBlu will notify BluwoodUSA promptly of any unauthorized use of any Marks by any entity or person which is not licensed or unauthorized by BluwoodUSA which comes to the attention of EcoBlu. BluwoodUSA will register and maintain the Marks and use commercially reasonable means to eliminate unauthorized use of or infringement of the Marks, including pursuing legal action as appropriate.

(f) It is hereby agreed that EcoBlu owns the trademarks EcoBlu, EcoBlu Products, BluJoist, BluBeam, BluTrim, BluLVL, BluRimBoard, BluPanel and will have the right to market the Products under these trademarks with the stipulation that reference “using Bluwood technology” is incorporated into all the sales literature, website, sales displays, and labeling for all products marketed by EcoBlu that are blue, or any shade of blue, in color.

2.5. Confidentiality.

(a) Obligation of Nondisclosure. Except as otherwise provided in this Agreement, EcoBlu agrees that it will with respect to the Confidential & Privileged Information and Trade Secrets (collectively, the "Proprietary Information") of BluwoodUSA: (i) protect the Confidential and proprietary nature of the Proprietary Information of BluwoodUSA from disclosure to persons who are not employees of the EcoBlu; (ii) use great care in the selection and assignment of personnel who receive BluwoodUSA’s Proprietary Information and in that regard to restrict access to the BluwoodUSA’s Proprietary Information within the organization to a limited number of persons who must necessarily have such information for the purposes of giving effect to this Agreement and who have been advised of the restrictions contained herein, including the limitations placed on the use of information; (iii) under no circumstances give any competitor of BluwoodUSA, or other third party, direct access to BluwoodUSA Proprietary Information without the prior written consent of BluwoodUSA; (iv) use the Proprietary Information of BluwoodUSA solely for the purpose of properly and lawfully performing and exercising of the EcoBlu’s obligations and rights under this Agreement; and (v) not reproduce the Proprietary Information received from BluwoodUSA in any form except for internal use of the Receiving Party or as otherwise permitted by this Agreement and to include in any such reproduction any ownership or confidentiality legends that BluwoodUSA may have included in or with the original disclosure.

(b) Exceptions. The EcoBlu shall not be obligated to maintain confidentiality in any: (i) Information which is known to EcoBlu before disclosure by BluwoodUSA, so long as such knowledge is documented by written or other tangible evidence; (ii) Information which is available to the public independently of EcoBlu; (iii) Information which is developed independently by employees of EcoBlu who did not have access to the BluwoodUSA Proprietary Information; (iv) Information which is disclosed to EcoBlu without obligation of nondisclosure by a third Party who is legally entitled to disclose the information; (v) Information which is disclosed by BluwoodUSA to a third Party without requiring the third

Party to maintain the information in confidence; (vi) Information which becomes available to the public without breach of this agreement by EcoBlu, following its disclosure to EcoBlu by BluwoodUSA; (vii) Information required to be disclosed by law, provided that EcoBlu shall first notify BluwoodUSA of such requirement and cooperate with respect to any reasonable steps available for the further protection of the Information; or (viii) Information that is inherently disclosed in the unrestricted use, lease, sale, or other distribution of any present or future product or service produced by, for or under authorization of BluwoodUSA or in publicly available documentation for any such product or service.

(c) Return of Information. Upon termination of this Agreement by either BluwoodUSA or the EcoBlu will and promptly upon BluwoodUSA request either return, or destroy all copies of any advertising or promotional materials supplied to EcoBlu by BluwoodUSA and materials containing Confidential and Privileged or Proprietary Information of BluwoodUSA.

(d) Investigation. EcoBlu will at the request of BluwoodUSA use reasonable efforts to assist in identifying any use, copying, or disclosure of any portion of BluwoodUSA Proprietary Information by any present or former employee of EcoBlu in a manner that is contrary to the provisions of this Agreement, so long as BluwoodUSA shall have provided EcoBlu with information reasonably justifying the conclusion of BluwoodUSA that such contrary usage may have occurred.

3. Exclusive Manufacturing Territory Fee. In consideration of the exclusive manufacturing territory pursuant to the Agreement, EcoBlu hereby grants BluwoodUSA the following Purchase Guarantee: EcoBlu will purchase from BluwoodUSA a minimum of fifty (50) 275 gallon totes of liquid chemical (Perfect Barrier Infusion Film) with the appropriate amount of DOT ( disodium octaborate tetrahydrate) in the first twelve (12) month period. EcoBlu will increase the minimum quantities by 25% in the second year (i.e. a minimum of 62.5 totes of liquid chemical with the appropriate amount of DOT); the third year and beyond will be at a mutual agreed upon amounts based upon past performance and state of the industry but in no case will fall below the 62.5 tote, second year level. EcoBlu will purchase (4) 275 gallon totes of liquid chemical with the appropriate amount of DOT with full payment upon execution of this agreement. The purchase of quantities of the Product shall be invoiced separately, payment shall be on the terms, and conditions set forth on Exhibit D. It is hereby agreed that BluwoodUSA may not increase the cost of “tote” by more than five percent (5%) per year for the life of this Agreement. The fees hereunder do not include applicable taxes, unless otherwise indicated on the invoice. All municipal, county, state, or federal sales, use, exercise or other similar taxes, when applicable, which may be levied upon the subsequent sale of the Product or any equipment, are solely the responsibility of EcoBlu.

4.	Representations and Warranties.

4.1.	By BluwoodUSA. BluwoodUSA represents to EcoBlu that: (a) it is the sole owner of the exclusive sales, marketing and distributing rights of the Product, free from any lien, claim or encumbrance; (b) to the best of BluwoodUSA’s knowledge, the Trade Secrets, the

Technology and/or the Marks do not unlawfully infringe on the intellectual property rights of any Person; (c) the execution, delivery and performance of this Agreement does not and will not breach any law or regulation, any judgment or order, or any agreement or arrangement binding on or applicable to BluwoodUSA; (d) BluwoodUSA is not aware of any Person who is infringing upon (or otherwise using without payment of fees to BluwoodUSA) the Technology, the Marks or the Product; (e) the Product does not contain any known carcinogens, heavy metals, aldehydes or solvents and will meet all current State and Federal laws relating to VOC emissions; (f) to the best of BluwoodUSA knowledge, the Infusion Film component of the Product is exempt under the “treated article exemption” of the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA) and is not required to be registered as a pesticide. Strict adherence of the sales literature and sales labeling claims established by BluwoodUSA is required; The DOT component of the Licensed Product is EPA registered by BluwoodUSA under EPA registration No. 64405-8-82005. BluwoodUSA is further responsible for establishing individual state registration(s) for each state wherein the application facility performs the application process for the Product. Based upon collected field data, live testing and third party controlled test data, all of which has been supplied to the EcoBlu, BluwoodUSA reasonably believes the Product to be effective to protect installed Covered Structure wood component products used to build residential or commercial structures when properly treated with the Product, in accordance with specifications set forth in Exhibit E annexed hereto (and described in section 2.4 (c) hereof), from excessive moisture, mold or fungus growth, rot decay fungi and structural damage caused by common wood ingesting insects including termites; and (g) each shipment of the Product will conform to the quality standard specifications for the Product on the date of this Agreement. Application methods and accuracy combined with the varying conditions in the field, and substrate type and integrity, can affect the overall efficiency of the Product. The information and recommendations contained herein, or made otherwise by BluwoodUSA to EcoBlu, are based upon data believed to be correct. However, no guarantee or warranty of any kind, expressed or implied, is made with respect to the information pertaining to the product. Any information and/or product furnished by BluwoodUSA is or was furnished on the condition that EcoBlu, and anyone else who has received the information, has made or shall make their own determination as to the suitability of the Product for their particular purpose and on the condition that they assume the risk for their use or sale thereof.

4.2. By EcoBlu. EcoBlu will comply with all applicable laws, ordinances and regulations applicable to the transportation, storage and handling of the Product and Derivative Products and to the manufacture of the Derivative Products. EcoBlu will also use the Product in accordance with the manufacturer’s specifications.

4.3. Mutual. Neither EcoBlu nor BluwoodUSA shall conduct its business in a manner that reflects unfavorably on the other. Neither EcoBlu nor BluwoodUSA will at any time intentionally engage in illegal, deceptive, misleading, or unethical practices or advertising.

5.	Term and Termination.

5.1	Term. Unless terminated earlier by BluwoodUSA or EcoBlu for Cause, as set forth herein, this Agreement shall have an initial term of two (2) years commencing on the date of this Agreement. This Agreement will renew for additional terms, each (1) year, without further action by BluwoodUSA or EcoBlu on the same terms and conditions set forth herein, unless terminated by BluwoodUSA for cause or terminated by EcoBlu, as set forth herein.

5.2 Termination for Cause by BluwoodUSA. At BluwoodUSA’s option and without prejudice to any remedies or rights it may otherwise have, BluwoodUSA may terminate this Agreement by Forty-Five (45) days written notice to EcoBlu in the event that EcoBlu fails in a material respect to keep, observe or perform any material term, condition or covenant contained herein required to be kept, observed, or performed. EcoBlu shall however have the right to cure such default within such aforementioned Forty-Five (45) day period. If however such performance to cure such default is of a nature that it cannot be completed by payment to BluwoodUSA or a third party and cannot be reasonably accomplished within such Forty-Five day period, then so long as EcoBlu has commenced and is diligently pursuing such performance, then it shall have such additional time as is reasonably necessary to perform and cure such default, but in no event more than an additional Sixty (60) days to complete such performance. In the event EcoBlu chooses to utilize any other manufacturer chemistry other than BluwoodUSA chemistry for the protection of wood covered structures from moisture, mold fungus growth, rot decay fungi and structural damage caused by common wood ingesting insects including termites, BluwoodUSA has the right to terminate this agreement for cause. In the event of such cause, EcoBlu or its affiliates or subsidiaries will be restricted from manufacturer or selling of such similar products or any products which address the areas of protection covered by the Product for two years from date of termination. It is by mutual agreement that chemistry from Megola, Inc. and Brichard, Inc. are excluded from this cause provided that the chemistries from either company do not address excessive moisture, mold fungus growth, rot decay fungi and structural damage caused by common wood ingesting insects including termites.

5.3 Termination by EcoBlu. At EcoBlu’s option and without prejudice to any remedies or rights it may otherwise have, EcoBlu may terminate this Agreement by Forty-Five (45) day written notice to BluwoodUSA. If EcoBlu chooses to terminate this Agreement without cause they are restricted from manufacturing, selling or distributing any product which protects the Covered Structure components from excessive moisture, mold fungus growth, rot decay fungi and structural damage caused by common wood ingesting insects including termites.

5.4 Effect of Termination. Upon termination for cause of this agreement by BluwoodUSA or termination by EcoBlu, EcoBlu may continue to purchase the Product and use the Technology until EcoBlu has fulfilled all customer orders of EcoBlu on date of termination or until EcoBlu has diminished all of its existing inventory of Product at the time of termination by BluwoodUSA or EcoBlu whichever shall come later. Thereafter, all of EcoBlu’s rights as a EcoBlu shall terminate and EcoBlu shall discontinue all use and advertisement of Product here under. Within 10 days after the end of the use period, EcoBlu shall remove (at EcoBlu’s expense), and thereafter cease all use of any Product, Technology or Marks licensed under this Agreement.

6.	Production & Pricing

6.1	BluwoodUSA Production Requirements & Pricing. BluwoodUSA represents that it has the capacity to produce, and sources of supply for the ingredients for sufficient quantities of the Product and will deliver all orders of the Products to EcoBlu in a timely manner in accordance with terms and conditions set for in Exhibit D. BluwoodUSA agrees to provide EcoBlu a minimum of Forty Five (45) days advance written notice if it is necessary for BluwoodUSA to increase its price after the Effective Date of the Agreement for Product. Furthermore, BluwoodUSA agrees not to further increase the per gallon cost of undiluted Product to EcoBlu in the future by more than five percent (5%) per gallon, per year. Notwithstanding the foregoing, BluwoodUSA and EcoBlu, upon mutual agreement, at any time increase the price of the Product charged to EcoBlu in order to recover commercially reasonable increases in the cost of manufacturing the same being due to improvements thereto, such as reformulation for the inclusion of new additives.

6.2 Additives to the Products. It is hereby agreed that EcoBlu will have the right to add to the Products “AF21” manufactured and supplied by Megola, Inc. and the Brichard, Inc Formula as defined in U.S. Application No. 11/858,427. EcoBlu will be responsible to provide third party testing from mutually agreed upon certified laboratory to substantiate that the addition of the Megola, Inc and or Brichard, Inc. does not adversely affect the efficacy of the Product. Said test results will be provided to BluwoodUSA upon completion.

6.3 Notice of Product Warranty Claims. EcoBlu will notify Bluwood USA promptly upon its receipt of any claims that materials to which Product has been applied and failed to prevent protection from excessive moisture, mold fungus growth, rot fungi decay and structural damage caused by common wood ingesting insects including termites applied to Covered Structure wood component products by and at the EcoBlu’s treatment processing facility(s). BluwoodUSA agrees to cooperate with EcoBlu to investigate any such claim and will honor its Product Warranty.

7. Insurance. BluwoodUSA and EcoBlu each shall procure from financially responsible and reputable carriers and maintain in full force and effect, during the term of this Agreement, a policy or policies of comprehensive general liability insurance having standard products liability endorsements providing aggregate liability limits in the minimum amount of Two Million Dollars ($2,000,000). BluwoodUSA will carry Mold Liability Insurance in the amount of Five Hundred Thousand Dollars ($500,000) that will be in effect at the time of sale and will cover the Warranty Period for the Licensed Product. Promptly upon a request from the EcoBlu and BluwoodUSA shall furnish each other Certificates of Insurance showing compliance with this section. BluwoodUSA and EcoBlu are required to name the other as additionally insured on their comprehensive general liability insurance policy(s).

8.	General.

8.1	Relationship Between Parties. BluwoodUSA and EcoBlu are independent contractors, are not joint ventures, partners, or agents of each other, and neither shall have the power to obligate the other except as set forth in this Agreement.

8.2 Governing Law. This Agreement shall be governed by the laws of the State of New York.

8.3 Amendment. This Agreement can only be modified by written agreement duly signed by authorized officers or other representatives of BluwoodUSA and EcoBlu.

8.3 Force Majeure. Neither BluwoodUSA nor EcoBlu shall be responsible for any delay or failure to provide any service or product or to perform any act required hereunder, in whole or in part, due to the following factors as they affect BluwoodUSA or EcoBlu: federal, state or municipal action or regulation, strikes, or other labor troubles, fire damage, accident or other casualty, failure or delay in transportation, shortages of raw materials, labor, or supplies, and sabotage, insurrection, riot or other acts of civil disobedience or of a public enemy.

8.4 EcoBlu's Indemnification. EcoBlu agrees to indemnify and hold BluwoodUSA harmless from and against loss, liability, and expense (including court costs and reasonable attorneys fees) claims, demands, or actions directly related to improper application of the Product by EcoBlu.

8.5 BluwoodUSA’s Indemnification. BluwoodUSA agrees to indemnify and hold EcoBlu, its successors, assigns, agents and customers, attorneys harmless from and against loss, liability, and expense (including court costs and reasonable attorneys fees) claims, demands, or actions directly related to: (a) The Product, used, applied or distributed in compliance with the terms of this Agreement, other than EcoBlu's improper application thereof.

(b) Claims by other EcoBlus of BluwoodUSA against EcoBlu for actions by EcoBlu which are in compliance with this Agreement.

(c) Claims by third parties for actions by EcoBlu in compliance with Agreement or for actual or alleged infringement of any patent, copyright, trademark, trade name or trade secret with respect to the License granted hereunder.

9. Equitable Remedies. EcoBlu recognizes that irreparable injury may result to BluwoodUSA, its business and property in the event of unauthorized disclosure of BluwoodUSA Confidential & Privileged and Proprietary Information. EcoBlu acknowledges that monetary damages alone may be an insufficient remedy for such injury and EcoBlu therefore agrees that in the event Agreement, that BluwoodUSA shall be entitled, in addition to any other remedies and damages available: (a) To an injunction to restrain any such actual or threatened disclosure, misuse, or violation and/or (b) To compel specific performance of the terms and conditions thereof. Nothing herein contained shall be construed to prohibit BluwoodUSA from pursuing any other remedy available, for such breach, including the recovery of damages. BluwoodUSA shall also be entitled to receive, in addition to any injunction, specific performance, damages and any other relief for remedy it pursues or obtains, reasonable expenses incurred in enforcing the unauthorized disclosure of BluwoodUSA’s Confidential & Privileged and Proprietary Information terms of this Agreement, including reasonable attorney's fees, whether or not legal action is actually initiated. No action or proceedings for specific performance, injunction, damages, monies due or otherwise shall be deemed a waiver of BluwoodUSA’s rights of options under this Agreement.

10. No Waiver. No failure of BluwoodUSA or EcoBlu to exercise or the partial exercise of any right or power given to it hereunder or failure to demand strict compliance with any term, condition, covenant or other obligation hereof, and no practice of the parties at variance with the terms hereof shall constitute a waiver of either party's rights to demand exact compliance with the terms hereof or preclude either party from the exercise of any right or remedy granted to this Agreement, or any other instrument or document, or at law or in equity. Each other right shall be deemed cumulative any may be exercised from time to time. Any waiver of a default hereunder shall be in writing and shall not operate as a waiver of any default.

11. Invalid Provision. If any covenant or provision of this Agreement is invalid, illegal or inapplicable of being enforced by reason of any rule of law, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, except as hereinafter expressly set forth, remain in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision unless so expressed herein. The parties agree and consent that the court or other governmental body making such determination shall reform such covenant, term, condition or other provision of this Agreement so as to render the same enforceable to the fullest extent permitted by law. 12. Notices. All notices shall be in writing and shall be deemed to have been given three (3) business days after being deposited in the United States mail by registered mail, postage paid, or deposited with a reputable overnight national courier service, freight prepaid or when faxed or mailed electronically (if during normal business hours of if after the close of business on any day, the next business day) if to BluwoodUSA, addressed to its chief executive office as set forth on the first page of this Agreement or such other address as BluwoodUSA shall designate to EcoBlu in writing and, if to the EcoBlu, addressed to its chief executive office as set forth on the first page of this Agreement or other such addresses as EcoBlu shall designate to BluwoodUSA in writing.

13. Benefits. This Agreement shall inure solely to the benefit of and be binding upon BluwoodUSA and EcoBlu and their successors and assigns. No other Person shall benefit from this Agreement.

14. Construction of Agreement. Masculine, feminine and neuter pronouns used in this Agreement shall include all genders and the singular shall include the plural and vice versa, where the context or facts so indicate.

15. Captions. Captions in this are inserted solely for the convenience and shall not be construed as a limitation upon or expansion of the scope of any particular provision.

16. Not a Security and no Representations. EcoBlu acknowledges that it has entered into this Agreement after making an independent investigation of the Product and not by virtue of any representations as to levels of revenue or profits which EcoBlu might be expected to realize. EcoBlu acknowledges that no person has made any other representation that is not expressly set forth in writing in order to induce EcoBlu to accept and execute this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together constitute one and the same instrument.

18. Arbitration of Disputes. Any dispute regarding the interpretation, enforcement or performance of this Agreement shall be decided by binding and non-appealable arbitration before a single arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association (A.A.A.) if the damages at issue are less than $5,000,000 and a panel of three arbitrators (by majority vote) if in excess of that amount. Following a demand for arbitration, the parties shall have ten (10) calendar days to agree upon an arbitrator. If the parties cannot agree upon an arbitrator within such period, then either party may request A.A.A. to appoint an arbitrator. If a panel of three arbitrators is required, then each party shall select an arbitrator and A.A.A. shall select the 3rd arbitrator. The decision of such arbitrator or panel of arbitrators shall be final, and either party may apply to a court of competent jurisdiction for the confirmation thereof. The prevailing party in such arbitration (if any, as determined by the arbitrator(s)) shall be entitled to reimbursement of its reasonable attorney fees and costs, expert witness fees and arbitration fees.

Waiver of Jury Trial- Each party knowingly and voluntarily waives its constitutional right to have disputes litigated in a trial court and to a jury trial.

* * * * *

In Witness Whereof, BluwoodUSA and EcoBlu have caused this Agreement to be executed by their duly authorized representatives.

BluwoodUSA, INC.
Date:	Aug 24th , 2009	By: Its President

By: __/s/_ ADOLPH MORANDO __ ADOLPH MORANDO

ECOBLU PRODUCTS, INC.
Date:	Aug 24th , 2009	By: Its President/CEO

By:	/s/STEPHEN CONBOY
STEPHEN CONBOY

Exhibit A “Product(s)”

1.	Infusion Film:

Product Number – PB102B275 (blue) Product Number – PB102C275 (clear) Product Number – PB102B330 (blue) Product Number – PB102C330 (clear)

2.	Perfect Barrier DOT Wood Preservative

Including all improvements and modifications thereto.

Exhibit B “Licensed Marks”

Perfect Barrier Perfect Barrier System Prime Perfect Bluwood

Perfect Barrier, Perfect Barrier System, Prime Perfect and Bluwood are trademarks of BluwoodUSA, Inc. All rights reserved by BluwoodUSA, Inc.

Exhibit C

“Exclusive Manufacturing Territory/Location(s)”

Exclusive Manufacturing Territory/ Location(s)

The physical location(s) in which EcoBlu has been authorized by BluwoodUSA to exclusively manufacture the Product, for Covered Structure wood components and in which EcoBlu is authorized by BluwoodUSA to provide CSO process services and/or supply the derivative products thereof.

Manufacturing Territory/ Location(s):

Territories in the United States and Mexico are as follows:

California, Oregon, Washington State, Idaho, Utah, Montana, Wyoming, Nevada, Arizona, Texas, New Mexico and Hawaii. The entire country of Mexico

Territories of British Columbia and Alberta Canada will be exclusive to EcoBlu as follows:

If EcoBlu is successful with the execution and setup of a company owned, affiliate, subsidiary or customer owned coating facility in either territory within 120 days of the date of execution of this agreement, EcoBlu will be granted the exclusive manufacturing (application) rights for that territory not including OEM accounts. For the purposes of this Agreement the successful setup of a coating facility is defined by having application equipment in place, operational and coating activities underway. If EcoBlu is not successful in securing a coating facility within the specified period then the territories of British Columbia and Alberta Canada will be limited to the below group of identifiable customers only: Jager, Nascor, Weyerhaeuser, Ainsworth, Luxor, AcuJoist/Acutruss, Igloo building products, All Span, Zytek, All-Fab building Components, Tolko.

The following group of customers may be added after 9 months at the sole discretion of BluwoodUSA if the above exclusivity requirements have not been satisfied: Canfor, West Fraser LVL, Taiga.

Non-exclusive OEM accounts throughout Canada: EcoBlu is given the non-exclusive right to pursue OEM accounts throughout all provinces in Canada provided they are not being actively pursued by BluwoodUSA or any other party that BluwoodUSA has authorized or has knowledge of. Information regarding clients who are regarded as actively pursued will be provided upon request.

Exhibit D

Pricing:
Non-diluted Concentrate (min. dilution 9-1)
Cost
Product	Product Order Code	Color	Per Gal	Per 275 Gal Tote
Perfect Barrier	PB102C275	Clear	[omitted]	[omitted]
Infusion-Film Only PB102B275		Blue	[omitted]	[omitted]

Perfect Barrier	PB102C275D	Clear	[omitted]	[omitted]
Infusion	PB102B275D	Blue	[omitted]	[omitted]
Film & DOT

Terms and Conditions

  Freight Policy: All shipments are F.O.B. point of manufacture.
  Payment Terms : As stated below. First two totes shall be ordered and paid upon signing this agreement. Second two totes shall be ordered and paid for on August 14, 2009. All funds are to be remitted via wire transfer.
  Manufacturing & Shipping: Fifteen (15) working days from receipt of order and/or date of credit approval by BluwoodUSA.
  All products to be of good and merchantable quality without contamination of any sort.
  EcoBlu will acquire good title, free and clear of all liens and encumbrances upon payment to BluwoodUSA by EcoBlu for Product supplied to EcoBlu by BluwoodUSA.
Tiered Pricing Discount: [omitted]

Terms of Payment:

All shipments, with the exclusion of the first four totes, will be shipped FOB point of manufacture. Terms are 1% 10, Net 30 days terms. The 1% Net 10 and Tiered Pricing Discount program must be taken at time of invoice payment and are based on receipt of the payment by good check or wire within terms. In other words, we always will invoice at the full non-discounted price but the negotiated discount will be taken provided the payments are received within terms.

Exhibit E

Quality Control Manual See attached [omitted]

Exhibit F

Residential & Commercial "Covered Structure" Warranty [omitted]